Exhibit 5.1

September 20, 2023

To:	Board of Directors

CRH plc

42 Fitzwilliam Square

Dublin 2

Ireland

Re:	CRH plc Prospectus Supplement to a registration statement on Form F-3

Dear Sirs,

1.	Basis of Opinion

1.1

We are acting as Irish counsel to CRH plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 42 Fitzwilliam Square, Dublin 2, Ireland (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement (the “Prospectus Supplement”) to the prospectus dated 14 July 2023 relating to 188,076 ordinary shares of €0.32 each of the Company (the “Shares”).

1.2

This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.4	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”); and

(b)	the searches listed at paragraph 1.6 below.

1.5	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.6

For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on September 20, 2023 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.7	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland; and

2.2

the Shares have been validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1

the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.2

where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.3

that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

Accuracy of searches and warranties

3.4

the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.6 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.5	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

Commercial Benefit

3.6

that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to a Report on Form 6-K to be filed with the SEC and incorporated by reference into the Registration Statement of the Company on Form F-3 (file number 333-273244) relating to the Shares. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ ARTHUR COX LLP
ARTHUR COX LLP

SCHEDULE

1.	A copy of the form of the Prospectus Supplement be filed by the Company with the SEC;

2.	A corporate certificate of the company secretary of the Company dated or on about the date hereof, attaching copies of the:

(a)	resolutions of the board of directors of the Company dated June 28, 2023 approving the filing of the Prospectus Supplement with the SEC;

(b)	the certificate of incorporation of the Company dated June 20, 1949;

(c)	the certificate of incorporation on change of name of the Company dated October 20, 1970;

(d)	the certificate of incorporation on re-registration as a public limited company of the Company dated January 20, 1984;

(e)	the certificate of incorporation on change of name of the Company dated May 18, 1987; and

(f)	the Memorandum and Articles of Association of the Company in the form in force as at the date of this Opinion.

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